Exhibit 99.1

[NOT] FOR IMMEDIATE RELEASE NYSE American – REI

RING ENERGY ANNOUNCES FIRST QUARTER 2023 RESULTS AND REITERATES FULL YEAR 2023 GUIDANCE

~ Produced Record Sales Volumes at High End of Guidance Range ~

The Woodlands, TX – May 3, 2023 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the first quarter of 2023. In addition, the Company provided second quarter guidance and reiterated its full year 2023 outlook.
First Quarter 2023 Highlights and Recent Key Items
•Grew first quarter 2023 sales volumes 2% to a record 18,292 barrels of oil equivalent per day (“Boe/d”) (69% oil) from 17,856 Boe/d (68% oil) for the fourth quarter of 2022;
◦First quarter 2023 sales volumes were at the high-end of the Company’s guidance range of 17,800 to 18,300 Boe/d;
•Reported net income of $32.7 million, or $0.17 per diluted share, in the first quarter of 2023, versus net income of $14.5 million, or $0.08 per diluted share’ in the fourth quarter of 2022;
◦First quarter 2023 included a gain on derivative contracts of $9.5 million while fourth quarter 2022 included a loss on derivative contracts of $19.3 million;
•Increased Adjusted Net Income1 by 15% to $25.0 million, or $0.14 per share, for the first quarter of 2023 from $21.8 million, or $0.13 per share, in the fourth quarter of 2022;
•Generated record Adjusted EBITDA1 of $58.6 million for the first quarter of 2023, which was 4% higher than the previous record set in the fourth quarter of 2022 of $56.3 million;
•Delivered Free Cash Flow1 of $10.5 million and record Cash Flow from Operations1 of $49.4 million in the first quarter of 2023;
1A non-GAAP financial measure; see “Non-GAAP Information” section in this release for more information including reconciliations to the most comparable GAAP measures.

◦Remained cash flow positive for the 14th consecutive quarter;
•Ended first quarter 2023 with liquidity of $179.0 million and a Leverage Ratio2 of 1.65x;
◦Under the terms of the Stronghold property acquisition (the “Stronghold Transaction”) that closed on August 31, 2022, Ring made the final deferred purchase price payment of $15.0 million during the first quarter of 2023 and a payment of $3.5 million for post-closing adjustments;
•Commenced its 2023 development program in January, including drilling and completing four horizontal (“Hz”) wells in the Northwest Shelf (“NWS”) and three vertical wells in the Central Basin Platform (“CBP”), as well as performed six recompletions in the CBP;
•Provided guidance for the second quarter and reiterated its full year 2023 outlook for sales volumes, operating expenses and capital spending;
◦Expects second quarter 2023 sales volumes of 17,900 to 18,400 Boe/d and full year 2023 sales volumes of 17,800 to 18,800 Boe/d; and
•Entered into agreements in April 2023 with certain holders of the Company’s outstanding warrants for the early exercise of an aggregate of 14.5 million warrants to purchase a like amount of common shares at a reduced exercise price of $0.62 per share (original exercise price of $0.80 per share) that resulted in gross cash proceeds of approximately $9.0 million. Following the full exercise, approximately 78,200 warrants to purchase shares of Ring Common Stock remained outstanding.
Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “Our first quarter operational and financial results mark a positive start to 2023. Supported by the benefits of the Stronghold Transaction executed in the second half of 2022 and the continued performance of our legacy assets, we delivered record sales volumes during the first quarter and generated record Adjusted EBITDA and Cash Flow from Operations, despite a decrease in realized oil and natural gas pricing.”
Mr. McKinney continued, “Our immediate focus is on the efficient execution of our 2023 capital spending program and maximizing our Free Cash Flow to pay down debt. During the first quarter, we drilled and completed seven wells and recompleted six wells and the collective results were at the high end of our production guidance for the period. We intend to remain
2 Based on annualized third and fourth quarter 2022 and first quarter 2023 EBITDA adjusted for the pro-forma effects of the Stronghold Transaction, as per our Credit Agreement.

focused and disciplined in this regard for the rest of the year, prioritizing capital to high rate-of-return drilling and recompletion projects, which should allow us to maintain or slightly grow our production over fourth quarter 2022 levels. We believe targeting excess Free Cash Flow to pay down debt will drive long-term value for our stockholders.”
Mr. McKinney concluded, “Looking forward, we are committed to positioning the Company to return capital to stockholders and our efforts, both short-term and long, are planned with this in mind. We have in the past shared our belief that our stock will be more appealing to a wider cross-section of the investment community with greater size and scale. We have also said that our absolute debt level justifies our continued focus on improving the balance sheet. These two beliefs drive our strategic focus on pursuing accretive, balance sheet enhancing acquisitions and maximizing Free Cash Flow through our organic capital spending plans and current budget. The Stronghold acquisition is an example of the transformational impact a strategic transaction can have on improving per-share metrics and the balance sheet. Our recent announcement concerning the accelerated exercise of outstanding warrants is another transaction supporting this strategy. By simplifying and enhancing our capital structure through those transactions, we increased the Company’s public float, accelerated debt pay-down, and we believe trading liquidity in our stock should improve. So the bottom line is this, we believe staying the course with our sense of urgency, our resolve, and our commitment to our value focused, proven strategy better prepares the Company to manage the risks and uncertainties associated with the price volatility our industry experiences and will generate sustainable and competitive returns for our stockholders.”
Financial Overview: For the first quarter of 2023, the Company reported net income of $32.7 million, or $0.17 per diluted share, which included a $10.1 million before tax non-cash unrealized commodity derivative gain and $1.9 million in before tax share-based compensation. Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $25.0 million, or $0.14 per share. In the fourth quarter of 2022, the Company reported net income of $14.5 million, or $0.08 per diluted share, which included a $5.4 million before tax non-cash unrealized commodity derivative loss, $2.2 million for before tax share-based compensation, and $1.0 million in before tax transaction related costs for the Stronghold Transaction (“Transaction Costs”) that closed on August 31, 2022. Excluding the estimated after-tax impact of these adjustments, the Company’s Adjusted Net Income for the fourth quarter of 2022 was $21.8 million, or $0.13 per share. For the first quarter of 2022, Ring reported net income of $7.1 million, or $0.06 per diluted share, which included a $13.5 million before tax non-cash unrealized commodity derivative loss, and $1.5 million in before tax share-based compensation. Excluding the estimated after-tax impact of these adjustments, Adjusted Net Income in the first quarter of 2022 was $22.3 million, or $0.22 per share.
Adjusted EBITDA was $58.6 million for the first quarter of 2023, up 4% from $56.3 million for the fourth quarter of 2022, and 65% higher than $35.6 million for the first quarter of 2022.
Free Cash Flow for the first quarter of 2023 was $10.5 million, which was 92% higher than $5.5 million for the fourth quarter of 2022. First quarter 2023 Free Cash Flow decreased 16% from $12.6 million for the first quarter of 2022 primarily due to higher capital spending, lower realized pricing, and higher interest expense, which was partially offset by increased sales volumes.
Cash Flow from Operations was $49.4 million for the first quarter of 2023 compared to $47.4 million for the fourth quarter of 2022 and $32.3 million for the first quarter of 2022.
Adjusted Net Income, Adjusted EBITDA, Free Cash Flow, and Cash Flow from Operations are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.
Sales Volumes, Prices and Revenues: As a result of the Stronghold Transaction, beginning July 1, 2022, the Company began reporting revenues on a three-stream basis, separately reporting oil, natural gas, and natural gas liquids (“NGLs”) sales. For periods prior to July 1, 2022, sales and reserve volumes, prices, and revenues for NGLs were included in natural gas.
Sales volumes for the first quarter of 2023 were 18,292 Boe/d (69% oil, 16% natural gas and 15% NGLs), or 1,646,306 Boe, compared to 17,856 Boe/d (68% oil, 17% natural gas and 15% NGLs), or 1,642,715 Boe, for the fourth quarter of 2022, and 8,870 Boe/d (85% oil and 15% natural gas), or 798,262 Boe, in the first quarter of 2022. First quarter 2023 sales volumes were comprised of 1,139,413 barrels (“Bbls”) of oil, 1,601,407 thousand cubic feet (“Mcf”) of natural gas and 239,992 Bbls of NGLs.
For the first quarter of 2023, the Company realized an average sales price of $73.36 per barrel of crude oil, $0.66 per Mcf for natural gas and $14.30 per barrel of NGLs. The combined average realized sales price for the period was $53.50 per Boe, down 12% versus $60.69 per Boe for the fourth quarter of 2022, and down 37% from $85.41 per Boe in the first quarter of 2022. The average oil price differential the Company experienced from NYMEX WTI futures pricing in the first quarter of 2023 was a negative $2.67 per barrel of crude oil, while the average natural gas price differential from NYMEX futures pricing was a negative $2.08 per Mcf.
Revenues were $88.1 million for the first quarter of 2023 compared to $99.7 million for the fourth quarter of 2022 and $68.2 million for the first quarter of 2022. The 12% decrease in first quarter 2023 revenues from the fourth quarter of 2022 was driven by lower realized pricing, partially offset by higher sales volumes.
Lease Operating Expense (“LOE”): LOE, which includes expensed workovers and facilities maintenance, was $17.5 million, or $10.61 per Boe, in the first quarter of 2023 versus $17.4 million, or $10.60 per Boe, in the fourth quarter of 2022 and $9.0 million, or $11.22 per Boe, for the first quarter of 2022.
Gathering, Transportation and Processing (“GTP”) Costs: As previously disclosed, due to a contractual change effective May 1, 2022, the Company no longer maintains ownership and control of natural gas through processing. As a result, GTP costs are now reflected as a reduction to the natural gas sales price and not as an expense item.
Ad Valorem Taxes: Ad valorem taxes were $1.01 per Boe for the first quarter of 2023 compared to $0.96 per Boe in the fourth quarter of 2022 and $1.19 per Boe for the first quarter of 2022.
Production Taxes: Production taxes were $2.68 per Boe in the first quarter of 2023 compared to $3.16 per Boe in the fourth quarter of 2022 and $4.03 per Boe in first quarter of 2022. Production taxes ranged between 4.7% to 5.2% of revenue for all three periods.
Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $12.92 per Boe in the first quarter of 2023 versus $12.71 per Boe for the fourth quarter of 2022 and $12.25 per Boe in the first quarter of 2022. Asset retirement obligation accretion was $0.22 per Boe in the first quarter of 2023 compared to $0.22 per Boe for the fourth quarter of 2022 and $0.24 per Boe in the first quarter of 2022.
Operating Lease Expense: Operating lease expense was $113,138 for both the first quarter of 2023 and fourth quarter of 2022 and $83,590 in the first quarter of 2022. These expenses are primarily associated with the Company’s office leases.
General and Administrative Expenses (“G&A”): G&A, excluding non-cash share-based compensation, was $5.2 million ($3.15 per Boe), for the first quarter of 2023 versus $6.1 million

($3.74 per Boe) for the fourth quarter of 2022 and $4.0 million ($5.01 per Boe) for the first quarter of 2022. The fourth quarter of 2022 included Transaction Costs of $1.0 million. Adjusting for Transaction Costs, fourth quarter 2022 G&A, excluding non-cash share-based compensation, was $3.14 per Boe.
Interest Expense: Interest expense was $10.4 million in the first quarter of 2023 versus $9.5 million for the fourth quarter of 2022 and $3.4 million for the first quarter of 2022. Interest expense increased from the fourth quarter of 2022 primarily due to a higher interest rate on the Company’s revolving credit facility.
Derivative (Loss) Gain: In the first quarter of 2023, Ring recorded a net gain of $9.5 million on its commodity derivative contracts, including a realized $0.6 million cash commodity derivative loss and an unrealized $10.1 million non-cash commodity derivative gain. This compared to a net loss of $19.3 million in the fourth quarter of 2022, including a realized $13.9 million cash commodity derivative loss and an unrealized $5.4 million non-cash commodity derivative loss, and a net loss on commodity derivative contracts of $27.6 million in the first quarter of 2022, including a realized $14.1 million cash commodity derivative loss and an unrealized $13.5 million non-cash commodity derivative loss.
A summary listing of the Company’s outstanding derivative positions at March 31, 2023 is included in the tables shown later in this release.
For the remainder (April through December) of 2023, the Company has approximately 1.4 million barrels of oil (approximately 41% of oil sales guidance midpoint) hedged and approximately 1.9 billion cubic feet of natural gas (approximately 38% of natural gas sales guidance midpoint) hedged.
Income Tax: The Company recorded a non-cash income tax provision of $2.0 million in the first quarter of 2023 versus a non-cash income tax provision of $2.5 million in the fourth quarter of 2022 and a non-cash income tax provision of $0.1 million for the first quarter of 2022.
Balance Sheet and Liquidity: Total liquidity at the end of the first quarter of 2023 was $179.0 million, a 5% decrease from December 31, 2022 and a 151% increase from March 31, 2022. Liquidity at March 31, 2023 consisted of cash and cash equivalents of $1.7 million and $177.2 million of availability under Ring’s revolving credit facility, which includes a reduction of $0.8 million for letters of credit. On March 31, 2023, the Company had $422.0 million in borrowings outstanding on its revolving credit facility that has a current borrowing base of $600.0 million.

During the first quarter of 2023, Ring made a final deferred payment of $15.0 million under the terms of the Stronghold Transaction, along with a payment of $3.5 million for post closing adjustments. The Company is targeting further debt reduction during 2023 dependent on market conditions, the timing of capital spending and other considerations.
In April 2023, Ring entered into agreements with certain holders of the Company’s outstanding warrants for the early exercise of an aggregate of 14.5 million warrants for a like amount of common shares at a reduced exercise price of $0.62 per share (original exercise price of $0.80 per share) that resulted in gross cash proceeds of $9.0 million. Following the full exercise, approximately 78,200 warrants to purchase shares of Ring Common Stock remained outstanding.
Capital Expenditures: During the first quarter of 2023, capital expenditures on an accrual basis were $38.9 million as compared to Ring’s guidance of $36 million to $40 million. The Company drilled and completed two 1-mile Hz wells in the NWS, each with a 100% working interest (“WI”), and drilled and completed two 1.5-mile wells in the NWS, one with a WI of 99.8% and the other with a WI of 75.4%. Ring also drilled and completed three vertical wells in the CBP, each with a WI of 100%. Finally, the Company performed six vertical well recompletions in the CBP, each with a WI of 100%. Also included in first quarter 2023 capital spending were costs for capital workovers, infrastructure upgrades, and leasing costs.

Quarter	Area	Wells Drilled	Wells Completed	Recompletions

1Q 2023	Central Basin Platform (Horizontal)	—	—	—
	Central Basin Platform (Vertical)	3	3	6
	Northwest Shelf	4	4	—
2023 Capital Investment, Sales Volumes, and Operating Expense Guidance
For full year 2023, Ring expects total capital spending of $135 million to $170 million that includes a balanced and capital efficient combination of drilling Hz wells on legacy acreage and vertical wells on the recently acquired CBP assets, as well as performing recompletions. Additionally, the full year capital spending program includes funds for targeted capital workovers, infrastructure upgrades, leasing costs, and non-operated drilling, completion, and capital workovers.
All projects and estimates are based on assumed WTI oil prices of $70 to $90 per barrel and Henry Hub prices of $2 to $3 per Mcf. As in the past, Ring has designed its spending program with flexibility to respond to changes in commodity prices and other market conditions as appropriate.
Based on the $152.5 million mid-point of spending guidance, the Company expects the following estimated allocation of capital investment, including:
•70% for drilling, completion, and related infrastructure;
•22% for recompletions and capital workovers; and
•8% for land, environmental, social and governance (“ESG”) and non-operated capital.
The Company remains squarely focused on continuing to generate Free Cash Flow in 2023. All 2023 planned capital expenditures will be fully funded by cash on hand and cash from operations, and excess Free Cash Flow is currently targeted for further debt reduction.
Supported by a full year of production from the Stronghold Transaction, its targeted development program and continued focus on operational excellence, the Company currently forecasts full year 2023 sales volumes of 17,800 to 18,800 Boe/d (68% oil, 17% natural gas, 15% NGLs), compared with full year 2022 average sales volumes of 18,292 Boe/d (69% oil, 31% natural gas & NGLs). Assuming the mid-point of its full year 2023 sales volumes guidance, Ring expects a 48% increase from full year 2022 and a 2.5% increase from the fourth quarter of 2022.
The guidance in the table below represents the Company's current good faith estimate of the range of likely future results for the full year and second quarter of 2023. Guidance could be affected by the factors discussed below in the "Safe Harbor Statement" section.

	Q2	FY
	2023	2023

Sales Volumes:
Total (Boe/d)	17,900-18,400	17,800-18,800
Oil (%)	69%	66-70%
NGLs (%)	15%	14-16%
Gas (%)	16%	16-18%

Capital Program:
Capital spending(1) (millions)	$34-$38	$135-$170

Hz wells drilled	4	12-15
Vertical wells drilled	2-3	12-25
Wells completed and online	6-7	24-40

Operating Expenses:
LOE (per Boe)	$11.00-11.40	$11.00-11.60
(1) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well reactivations, capital workovers, and infrastructure upgrades. Also included is anticipated spending for leasing costs, and non-operated drilling, completion, and capital workovers.
Conference Call Information
Ring will hold a conference call on Thursday, May 4, 2023 at 11:00 a.m. ET to discuss its first quarter 2023 operational and financial results. An updated investor presentation will be posted to the Company’s website prior to the conference call.
To participate in the conference call, interested parties should dial 833-953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy First Quarter 2023 Earnings Conference Call”. International callers may participate by dialing 412-317-5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “News & Events” page. An audio replay will also be available on the Company’s website following the call.
About Ring Energy, Inc.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.
Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in SEC filings of the Company.
Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com

RING ENERGY, INC.
Condensed Statements of Operations

	(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Oil, Natural Gas, and Natural Gas Liquids Revenues	$88,082,912	$99,697,682	$68,181,032

Costs and Operating Expenses
Lease operating expenses	17,472,691	17,411,645	8,953,165
Gathering, transportation and processing costs	(823)	(16,223)	1,296,858
Ad valorem taxes	1,670,613	1,570,039	951,954
Oil and natural gas production taxes	4,408,140	5,186,644	3,218,362
Depreciation, depletion and amortization	21,271,671	20,885,774	9,781,287
Asset retirement obligation accretion	365,847	365,747	188,242
Operating lease expense	113,138	113,138	83,590
General and administrative expense	7,130,139	8,346,896	5,522,277

Total Costs and Operating Expenses	52,431,416	53,863,660	29,995,735

Income from Operations	35,651,496	45,834,022	38,185,297

Other Income (Expense)
Interest (expense)	(10,390,279)	(9,468,684)	(3,398,361)
Gain (loss) on derivative contracts	9,474,905	(19,330,689)	(27,596,141)
Other income	9,600	—	—
Net Other Income (Expense)	(905,774)	(28,799,373)	(30,994,502)

Income Before Provision for Income Taxes	34,745,722	17,034,649	7,190,795

Provision for Income Taxes	(2,029,943)	(2,541,980)	(78,752)

Net Income	$32,715,779	$14,492,669	$7,112,043

Basic Earnings per share	$0.18	$0.09	$0.07
Diluted Earnings per share	$0.17	$0.08	$0.06

Basic Weighted-Average Shares Outstanding	177,984,323	162,743,445	100,192,562
Diluted Weighted-Average Shares Outstanding	190,138,969	178,736,799	124,004,178

RING ENERGY, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Net sales volumes:
Oil (Bbls)	1,139,413	1,121,371	676,215
Natural gas (Mcf)	1,601,407	1,680,401	732,283
Natural gas liquids (Bbls)(1)	239,992	241,277	—
Total oil, natural gas and natural gas liquids (Boe)(1)(2)	1,646,306	1,642,715	798,262
% Oil	69%	68%	85%

Average daily equivalent sales (Boe/d)	18,292	17,856	8,870

Average realized sales prices:
Oil ($/Bbl)	73.36	81.62	93.80
Natural gas ($/Mcf)	0.66	2.39	6.49
Natural gas liquids ($/Bbls)(1)	14.30	17.21	0.00
Barrel of oil equivalent ($/Boe)	53.50	60.69	85.41

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	10.61	10.60	11.22
Gathering, transportation and processing costs	0.00	(0.01)	1.62
Ad valorem taxes	1.01	0.96	1.19
Oil and natural gas production taxes	2.68	3.16	4.03
Depreciation, depletion and amortization	12.92	12.71	12.25
Asset retirement obligation accretion	0.22	0.22	0.24
Operating lease expense	0.07	0.07	0.10
General and administrative (including share-based compensation)	4.33	5.08	6.92
General and administrative (excluding share-based compensation)	3.15	3.74	5.01

(1) Beginning July 1, 2022, revenues were reported on a three-stream basis, separately reporting crude oil, natural gas, and natural gas liquids volumes and sales. For periods prior to July 1, 2022, volumes and sales for natural gas liquids were presented with natural gas.
(2) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding.) The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, natural gas, and natural gas liquids may differ significantly.

RING ENERGY, INC.
Condensed Balance Sheets

	(Unaudited)
	March 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$1,725,700	$3,712,526
Accounts receivable	37,660,752	42,448,719
Joint interest billing receivable, net	2,340,588	983,802
Derivative assets	6,355,541	4,669,162
Inventory	8,808,119	9,250,717
Prepaid expenses and other assets	1,571,604	2,101,538
Total Current Assets	58,462,304	63,166,464
Properties and Equipment
Oil and natural gas properties, full cost method	1,502,859,154	1,463,838,595
Financing lease asset subject to depreciation	3,103,286	3,019,476
Fixed assets subject to depreciation	3,161,695	3,147,125
Total Properties and Equipment	1,509,124,135	1,470,005,196
Accumulated depreciation, depletion and amortization	(311,144,968)	(289,935,259)
Net Properties and Equipment	1,197,979,167	1,180,069,937
Operating lease asset	1,642,572	1,735,013
Derivative assets	6,675,355	6,129,410
Deferred financing costs	16,678,589	17,898,973
Total Assets	$1,281,437,987	$1,268,999,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$100,034,311	$111,398,268
Income tax liability	57,291	—
Financing lease liability	745,537	709,653
Operating lease liability	404,834	398,362
Derivative liabilities	8,523,681	13,345,619
Notes payable	—	499,880
Deferred cash payment	—	14,807,276
Asset retirement obligations	635,843	635,843
Total Current Liabilities	110,401,497	141,794,901

Non-current Liabilities
Deferred income taxes	10,471,669	8,499,016
Revolving line of credit	422,000,000	415,000,000
Financing lease liability, less current portion	923,391	1,052,479
Operating lease liability, less current portion	1,369,506	1,473,897
Derivative liabilities	7,406,483	10,485,650
Asset retirement obligations	29,623,015	29,590,463
Total Liabilities	582,195,561	607,896,406
Commitments and contingencies
Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - $0.001 par value; 225,000,000 shares authorized; 180,627,484 shares and 175,530,212 shares issued and outstanding, respectively	180,627	175,530
Additional paid-in capital	780,659,273	775,241,114
Accumulated deficit	(81,597,474)	(114,313,253)

RING ENERGY, INC.
Condensed Balance Sheets

Total Stockholders’ Equity	699,242,426	661,103,391
Total Liabilities and Stockholders' Equity	$1,281,437,987	$1,268,999,797

RING ENERGY, INC.
Condensed Statements of Cash Flows
(Unaudited)

	(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Cash Flows From Operating Activities
Net income	$32,715,779	$14,492,669	$7,112,043
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,271,671	20,885,774	9,781,287
Asset retirement obligation accretion	365,847	365,747	188,242
Amortization of deferred financing costs	1,220,384	1,222,400	199,274
Share-based compensation	1,943,696	2,198,043	1,521,910
Bad debt expense	2,894	242,247	—
Deferred income tax expense	1,972,653	2,890,984	65,939
Excess tax expense (benefit) related to share-based compensation	—	(312,268)	—
(Gain) loss on derivative contracts	(9,474,905)	19,330,689	27,596,141
Cash paid for derivative settlements, net	(658,525)	(13,932,072)	(14,115,501)
Changes in assets and liabilities:
Accounts receivable	3,428,287	4,086,757	(10,078,098)
Inventory	442,598	(5,597,845)	—
Prepaid expenses and other assets	529,934	1,145,031	202,885
Accounts payable	(9,589,898)	16,816,386	2,519,011
Settlement of asset retirement obligation	(490,319)	(193,036)	(553,368)
Net Cash Provided by Operating Activities	43,680,096	63,641,506	24,439,765

Cash Flows From Investing Activities
Payments for the Stronghold Acquisition	(18,511,170)	5,535,839	—
Payments to purchase oil and natural gas properties	(59,099)	(352,012)	(360,848)
Payments to develop oil and natural gas properties	(36,939,307)	(45,556,105)	(13,860,249)
Payments to acquire or improve fixed assets subject to depreciation	(14,570)	(161,347)	(10,114)
Sale of fixed assets subject to depreciation	—	—	8,500
Proceeds from divestiture of oil and natural gas properties	54,558	(1,366)	—
Net Cash (Used in) Investing Activities	(55,469,588)	(40,534,991)	(14,222,711)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	56,000,000	44,000,000	10,000,000
Payments on revolving line of credit	(49,000,000)	(64,000,000)	(20,000,000)
Proceeds from issuance of common stock from warrant exercises	3,613,941	640,000	—
Payments for taxes withheld on vested restricted shares, net	(134,381)	(256,715)	—
Proceeds from notes payable	—	78,051	—
Payments on notes payable	(499,880)	(455,802)	(367,381)
Payment of deferred financing costs	—	(129,026)	—
Reduction of financing lease liabilities	(177,014)	(161,064)	(118,778)
Net Cash Provided by (Used in) Financing Activities	9,802,666	(20,284,556)	(10,486,159)

Net Increase (Decrease) in Cash	(1,986,826)	2,821,959	(269,105)
Cash at Beginning of Period	3,712,526	890,567	2,408,316
Cash at End of Period	$1,725,700	$3,712,526	$2,139,211

RING ENERGY, INC.
Financial Commodity Derivative Positions
As of March 31, 2023

The following tables reflect the details of current derivative contracts as of March 31, 2023 (Quantities are in barrels (Bbl) for the oil derivative contracts and in million British thermal units (MMBtu) for the natural gas derivative contracts.):

	Oil Hedges (WTI)
	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025

Swaps:
Hedged volume (Bbl)	68,250	138,000	138,000	170,625	156,975	282,900	368,000	—
Weighted average swap price	$81.73	$76.19	$74.52	$67.40	$66.40	$65.49	$68.43	$—

Deferred premium puts:
Hedged volume (Bbl)	288,925	186,300	165,600	45,500	45,500	—	—	—
Weighted average strike price	$85.30	$83.43	$83.78	$84.70	$82.80	$—	$—	$—
Weighted average deferred premium price	$12.99	$13.09	$14.61	$17.15	$17.49	$—	$—	$—

Two-way collars:
Hedged volume (Bbl)	124,450	119,163	113,285	194,003	189,347	92,000	—	348,750
Weighted average put price	$52.18	$52.12	$52.07	$67.35	$67.40	$70.00	$—	$56.00
Weighted average call price	$63.01	$62.80	$62.60	$84.42	$83.21	$81.20	$—	$76.75

Three-way collars:
Hedged volume (Bbl)	16,800	16,242	15,598	—	—	—	—	—
Weighted average first put price	$45.00	$45.00	$45.00	$—	$—	$—	$—	$—
Weighted average second put price	$55.00	$55.00	$55.00	$—	$—	$—	$—	$—
Weighted average call price	$80.05	$80.05	$80.05	$—	$—	$—	$—	$—

	Gas Hedges (Henry Hub)
	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025

NYMEX Swaps:
Hedged volume (MMBtu)	87,490	117,137	116,623	75,075	63,700	50,600	577,300	553,500
Weighted average swap price	$3.34	$3.29	$3.29	$3.82	$3.82	$3.82	$4.57	$3.82

Two-way collars:
Hedged volume (MMBtu)	425,043	611,318	579,998	591,500	568,750	552,000	—	—
Weighted average put price	$3.19	$3.17	$3.15	$4.00	$4.00	$4.00	$—	$—
Call hedged volume (MMBtu)	425,043	611,318	579,998	591,500	568,750	552,000	—	—
Weighted average call price	$4.59	$4.54	$4.50	$6.29	$6.29	$6.29	$—	$—

	Gas Hedges (basis differential)
	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025

Waha basis swaps:
Hedged volume (MMBtu)	338,461	332,855	324,021	—	—	—	—	—
Weighted average swap price	(1)	(1)	(1)	$—	$—	$—	$—	$—

RING ENERGY, INC.
Financial Commodity Derivative Positions
As of March 31, 2023
(1) The WAHA basis swaps in place for the calendar year of 2023 consist of two derivative contracts, each with a fixed price of the Henry Hub natural gas price less a fixed amount (weighted average of $0.55 per MMBtu).

RING ENERGY, INC.
Non-GAAP Information

Certain financial information included in Ring’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Free Cash Flow” and “Cash Flow from Operations”. Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Adjusted Net Income

Adjusted Net Income does not include the estimated after-tax impact of share-based compensation, ceiling test impairment, and unrealized loss (gain) on change in fair value of derivatives. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Net Income	$32,715,779	$14,492,669	$7,112,043

Share-based compensation	1,943,696	2,198,043	1,521,910
Unrealized loss (gain) on change in fair value of derivatives	(10,133,430)	5,398,617	13,480,640
Transaction costs - Stronghold Acquisition	—	993,027	—
Tax impact on adjusted items	478,467	(1,281,788)	164,305

Adjusted Net Income	$25,004,512	$21,800,568	$22,278,898

Weighted-Average Shares Outstanding	177,984,323	162,743,445	100,192,562

Adjusted Net Income per Share	$0.14	$0.13	$0.22

Reconciliations of Adjusted EBITDA, Free Cash Flow and Cash Flow from Operations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion and share-based compensation. Company management believes this presentation is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above) less net interest expense (excluding amortization of deferred financing cost), capital expenditures and proceeds from divestiture of oil and natural gas properties. For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net income (loss), a GAAP measure, to Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Free Cash Flow, as both Adjusted EBITDA and Free Cash Flow are defined by the Company. In addition, a reconciliation of cash flow from operations is presented.

	(Unaudited for All Periods)
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Net Income	$32,715,779	$14,492,669	$7,112,043

Interest expense, net	10,390,279	9,468,684	3,398,361
Unrealized loss (gain) on change in fair value of derivatives	(10,133,430)	5,398,617	13,480,640
Income tax expense	2,029,943	2,541,980	78,752
Depreciation, depletion and amortization	21,271,671	20,885,774	9,781,287
Asset retirement obligation accretion	365,847	365,747	188,242
Transaction costs - Stronghold Acquisition	—	993,027	—
Share-based compensation	1,943,696	2,198,043	1,521,910

Adjusted EBITDA	$58,583,785	$56,344,541	$35,561,235

Adjusted EBITDA Margin	67%	57%	52%

Weighted-Average Shares Outstanding	177,984,323	162,743,445	100,192,562

Adjusted EBITDA per Share	$0.33	$0.35	$0.35

	(Unaudited for All Periods)
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Adjusted EBITDA	$58,583,785	$56,344,541	$35,561,235

Net interest expense (excluding amortization of deferred financing costs)	(9,169,895)	(8,246,284)	(3,199,087)
Capital expenditures	(38,925,497)	(42,618,754)	(19,743,693)
Proceeds from divestiture of oil and natural gas properties	54,558	(1,366)	—

Free Cash Flow	$10,542,951	$5,478,137	$12,618,455

	(Unaudited for All Periods)
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Net Cash Provided by Operating Activities	$43,680,096	$63,641,506	$24,439,765

Changes in operating assets and liabilities	5,679,398	(16,257,293)	7,909,570

Cash Flow from Operations	$49,359,494	$47,384,213	$32,349,335